Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made as of December 02, 2015, by and among XCEL BRANDS, INC. (the “Company”) and Isaac Mizrahi (“Executive”) (Company and Executive hereinafter are referred to collectively as the “Parties” and each individually as a “Party”, unless stated otherwise).

WHEREAS, the Executive serves as the Company’s Chief Design Officer of the Isaac Mizrahi brand pursuant to an amended and restated employment agreement dated as of December 24, 2013 (the “Employment Agreement”); and

WHEREAS, the Parties desire to amend the terms of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, as defined below, it is agreed by and between the Executive and the Company as follows:

1.	Section 1.2(a)(iii) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(A) Make appearances on direct-response television limited to Appearances on QVC pursuant to the license agreement between IM Brands, LLC and QVC, Inc. such that the Company will not be in a breach of Section 4 of the QVC Agreement, as in effect on the date hereof, (B) travel to Toronto, Canada for one (1) press and media day per year for The Shopping Channel and for in-store appearances for Hudson’s Bay Company as reasonably requested by the Company, provided that Xcel will provide Executive with travel in a private plane, specifically the Challenger 604 or a substantially similar plane, for any such travel requested to and from Canada, and (C) such other appearances as may be mutually agreed in writing by the Company and the Executive.

Notwithstanding anything herein to the contrary, Executive agrees that he will use best efforts to make all such appearances on QVC as reasonably requested by the Company, and that his appearances on QVC shall include up to three (3) two-hour "static" shows per week (in addition to "hits" during the Adjacent Periods as defined herein) and up to fourteen (14) Today’s Special Value (TSV) promotions each year. Notwithstanding the foregoing, provided that Executive is using best efforts to make such appearances on QVC pursuant to this Section 1.2(a)(iii), the Company shall use commercially reasonable efforts to accommodate Executive's schedule with respect to the Retained Media Rights.

For the purposes of this Agreement, “Adjacent Periods” shall be defined as periods before and/or after each one-hour or longer show that Executive does on QVC based upon the time of day of such show, such that (i) for evening shows (8pm EST/EDT to 12am EST/EDT the Adjacent Period shall include four (4) hours before each show, and one (1) hour after each show, (ii) for afternoon shows (12pm EST/EDT to 8pm EST/EDT) the Adjacent Period shall be four (4) hours before each show, and four (4) hours after each show, and (iii) for morning shows (8am EST/EDT to 12pm EST/EDT) the Adjacent Period shall be zero (0) hours before each show, and four (4) hours after each show. ”

Xcel-IM First Amendment to Employment Agreement

December 02, 2015

2.	Section 1.3(b)(1) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(1)	DRT Revenue Bonus

Provided that Executive makes at least eighty percent (80%) of the appearances for the IsaacMizrahiLIVE brand on QVC during any calendar year, with the first such calendar year commencing January 1, 2015, Executive shall be entitled to a bonus based on the Company’s revenues from QVC (the “DRT Revenue Bonus”), until the bonus payable for such calendar year equals the Maximum Bonus. The DRT Revenue Bonus for any calendar year shall be equal to (i) 7.5% of the aggregate of DRT Revenue up to DRT Revenue based on the annual gross sales plan given to the Company by QVC for each calendar year (“QVC Sales Plan”), plus (ii) 15% of the DRT Revenue based sales in excess of the QVC Sales Plan. The Company has previously provided the QVC Sales Plan for the year ending December 31, 2015 to the Executive, and the Company shall provide the QVC Sales Plan to Executive promptly upon its receipt of the final QVC Sales Plan for each subsequent calendar year.”

3.	Section 1.3(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, the Company shall reimburse Executive for the direct expenses related to a second car and driver of up to One Hundred and Twenty Thousand Dollars ($120,000) per year for Executive’s use in connection with his responsibilities pursuant to this Agreement. Executive shall provide the Company each year with the portion of use of the car and driver for personal use versus use related to Executive’s employment with the Company, and Executive acknowledges that any use of the car and driver for personal use shall be taxable to Executive.””

4.	The definition of DRT Revenue in Section 2.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

““DRT Revenue” means Excess QVC DRT Revenue.”

5.	The definition of Excess QVC DRT Revenue in Section 2.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

““Excess QVC DRT Revenue” for a calendar year means (i) Gross Royalty Revenue in excess of $8,000,000 from Net Retail Sales (as each term is defined in the QVC Agreement) under the QVC Agreement for such calendar year, as determined in accordance with U.S. generally accepted accounting principles.”

6.	The definition of TSC DRT Revenue in Section 2.1 of the Employment Agreement shall be deleted in its entirety.

7.	This First Amendment shall not constitute an amendment of any other provision of the Employment Agreement not expressly referred to herein. Except as expressly amended, the provisions of the Employment Agreement are and shall remain in full force and effect, and this First Amendment shall be effective and binding upon the parties upon execution and delivery.

8.	This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

Xcel-IM First Amendment to Employment Agreement

December 02, 2015

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: Chairman and CEO
12/11/2015

ISAAC MIZRAHI

By:	/s/ Isaac Mizrahi
Name: Isaac Mizrahi
12/10/2015